UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 15, 2012

BANCTRUST FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Alabama	0-15423	63-0909434
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

107 St. Francis Street, Mobile, Alabama	36602
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (251) 431-7800

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Compensatory Arrangements of Certain Officers

          On May 15, 2012, the Board of Directors of BancTrust Financial Group, Inc. (“BancTrust”) approved amendments to the Change in Control Compensation Agreements held by executives of BancTrust, including BancTrust’s named executive officers.  The purpose of the amendments is to clarify certain provisions of these agreements and minimize the likelihood of ambiguity and controversy in the event they become operative following a change in control of BancTrust.  No changes were made to the economic terms of these agreements.  As previously announced, BancTrust is currently seeking a strategic merger partner.

          The approved amendments are described as follows:

●	A statement was added to the effect that BancTrust’s sole remedy in the event of a violation of the four-month notice and continued service provision of the agreement is the executive’s forfeiture of the benefits provided in the agreement.

●

A paragraph prohibiting certain activities by an executive who receives compensation under the agreement was modified in order to clarify that the prohibition is limited to activities that are actually competitive with BancTrust.

●	The binding nature of the agreement with respect to successors and assigns was clarified.

●	Termination of employment as a consequence of reaching normal retirement age was removed as a basis for forfeiture of the benefits of the agreement because of its inconsistency with the provisions and aims of the Age Discrimination in Employment Act.

●

A provision was added to allow the executive to choose a more generous severance benefit in lieu of the change in control benefit, if receiving the change in control benefit results in the forfeiture of the severance benefit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BANCTRUST FINANCIAL GROUP, INC.

DATE:	May 18, 2012	By:	/s/ F. Michael Johnson
F. Michael Johnson
Executive Vice President, Chief Financial Officer and Secretary